UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 5, 2004

LivePerson, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30141	13-3861628

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue, 21st Floor, New York, New York		10018

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	(212) 609-4200

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure.

LivePerson, Inc. announced on January 5, 2004 that it acquired certain assets of Island Data Corporation in a cash and stock transaction. The purchase price of the transaction is expected to be approximately $3.0 million, of which $0.3 million will be paid in cash. LivePerson will issue approximately 500,000 shares of its common stock to Island Data, which shares will be registered for resale on a Registration Statement on Form S-3, expected to be filed by LivePerson with the Securities and Exchange Commission in January 2004. The shares of common stock issued to Island Data will not be registered under the Securities Act of 1933 and may not be subsequently offered or sold by Island Data in the United States absent registration or an applicable exemption from the registration requirements.

A copy of the press release issued by LivePerson on January 5, 2004, announcing the Island Data transaction, is included herewith as Exhibit 99.1 and is incorporated herein by reference. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ITEM 7. Financial Statements and Exhibits.

               (c) Exhibits. The following documents are included as exhibits to this report:

                          99.1    Press release issued January 5, 2004.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIVEPERSON, INC.

(Registrant)

January 5, 2004	/s/ TIMOTHY E. BIXBY

Date	Timothy E. Bixby President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit

99.1                   Press release issued January 5, 2004.